Exhibit (j)(iii)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated November 20, 2020, relating to the financial statements and financial highlights, which appears in Loomis Sayles High Income Opportunities Fund’s and Loomis Sayles Securitized Asset Fund’s Annual Report on Form N-CSR for the year ended September 30, 2020. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

January 27, 2021